Exhibit 10.3

EMPLOYEE RETENTION AGREEMENT
THIS AGREEMENT is entered into by and between PNM Resources, Inc. (“PNMR”) and Patricia K. Collawn (the “Employee”) (collectively, the “Parties”).
RECITALS:
To incentivize Employee to continue employment through December 31, 2019 and meet certain performance goals, PNMR is offering Employee the Performance Share Award as specified in this Agreement.
TERMS AND CONDITIONS:
1.Performance Period for Award.
The Performance Period for this Award began on January 1, 2015 and ends on December 31, 2019.
2.    Scope of Agreement; At Will Employment.
All terms and conditions of Employee’s employment with PNMR Services Company (the “Company”) are unchanged and are determined pursuant to Company’s employment policies and practices unless otherwise specifically modified by this Agreement. For the avoidance of doubt, Employee remains eligible to participate in benefit plans and programs sponsored by PNMR and its Affiliates that are generally available to officers of PNMR including but not limited to, the Officer Annual Incentive Plan, the Long-Term Incentive Plan and the Officer Retention Plan, subject to the terms and conditions of those plans. This Agreement is intended to supplement and not replace the benefit plans and programs sponsored by PNMR and its Affiliates.
Employee acknowledges that Employee’s employment by Company remains “at-will” and that Employee or Company may terminate the employment relationship at any time for any reason. If the employment relationship ends during the term of this Agreement, this Agreement will only govern the terms of the payment of the Performance Share Award.
3.    Performance Share Award.
(a)    Performance Goals. If PNMR achieves a compounded annual rate of earnings growth (as described in Appendix A) of 3% or more between January 1, 2015 and December 31, 2019, 53,859 Performance Shares (less the Performance Shares that are earned and vested on an accelerated basis pursuant to Section 3(b)) will be earned and will vest on December 31, 2019, provided Employee remains employed by the Company through December 31, 2019. If PNMR fails to achieve this Performance Goal, all of the Performance Shares (other than those that may have been earned and vested on an accelerated basis pursuant to Section 3(b)) shall be forfeited.
(b)    Accelerated Vesting. If PNMR achieves a compounded annual rate of earnings growth (as described in Appendix A) of 3% or more between January 1, 2015 and December 31, 2017, 17,953 Performance Shares will be earned and will vest on an accelerated basis on December 31, 2017, provided Employee remains employed by the Company through December 31, 2017.
The Performance Shares are granted pursuant to the 2014 Performance Equity Plan (the “PEP”). The terms of the PEP are hereby incorporated by reference. Capitalized terms used in this Agreement not otherwise defined in this Agreement shall have the meanings given to such terms in the PEP.
4.    Determination of Performance Goals and Awards Payable.
The Grant Date for Performance Shares shall be the first trading day after expiration of the black-out period in effect on February 26, 2015, as determined in accordance with PNMR’s Equity Compensation Awards Policy.
As of December 31, 2017 and December 31, 2019, the Committee will determine whether the earnings growth goals described in Section 3 (Performance Share Award) and Appendix A were achieved. The Committee then will certify, in writing, its conclusions and submit its recommendation with respect to the Employee’s award to the Board of Directors for approval. No amount will be payable to the Employee in the absence of the Committee’s certification and approval by the Board of Directors.
As a general rule, the Performance Share Award shall be paid in the form of Stock of PNMR during the period beginning on January 1, 2020 and ending on March 15, 2020. The Performance Shares, if any, that are earned and vest on an accelerated basis pursuant to Section 3(b) (Performance Share Award – Accelerated Vesting) shall be paid during the period beginning on January 1, 2018 and ending on March 15, 2018.
5.    Termination of Employment.
(a)    Qualifying Change in Control Termination. If Employee has a Qualifying Change in Control Termination, Employee will receive a Pro Rata Performance Share Award (as defined below) if the Employee satisfies the requirements described in Section 8 (Pro Rata Performance Share Award). In such instance, Employee also may be entitled to receive retention benefits pursuant to the PNM Resources, Inc. Officer Retention Plan if the requirements of the Officer Retention Plan are met.
(b)    Termination by Company or Employee. Except as otherwise provided in Section 6 (Disability) or Section 7 (Death), if Employee’s employment is terminated for any reason other than a Qualifying Change in Control Termination prior to December 31, 2019, Employee will not be entitled to receive the Performance Share Award (other than those Performance Shares that may have been earned and vested on an accelerated basis pursuant to Section 3(b) (Performance Share Award – Accelerated Vesting)).
6.    Disability.
If Employee becomes Disabled while employed by the Company prior to December 31, 2019, Employee will receive a Pro Rata Performance Share Award if the Employee satisfies the requirements described in Section 8 (Pro Rata Performance Share Award).

7.    Death.
If Employee dies while employed by the Company prior to December 31, 2019, Employee will receive a Pro Rata Performance Share Award if the Employee satisfies the requirements described in Section 8 (Pro Rata Performance Share Award).
8.    Pro Rata Performance Share Award.
Employee shall be entitled to receive a Pro Rata Performance Share Award if Employee has a Qualifying Change in Control Termination, dies or becomes Disabled and if the compounded annual rate of earnings growth as of the date of Employee’s Qualifying Change in Control Termination, death or Disability equals at least 3% calculated as follows:
The sum of the Earnings Per Share for the last four fiscal quarters immediately preceding the Employee’s Qualifying Change in Control Termination, death or Disability will be divided by Earnings Per Share as of December 31, 2014.  The resulting earnings growth multiple will then be multiplied by the exponent 1/number of completed years and subtract 1.  The number of completed years will be calculated as the number of completed fiscal quarters divided by 4.  The final calculation will be as follows:  [(Sum of Earnings Per Share for the last four fiscal quarters/2014 Earnings Per Share)^(1/number of completed years)] – 1.
If a Pro Rata Performance Share Award is due, the amount of the “Pro Rata Performance Share Award” will equal 53,859 Performance Shares, multiplied by the following fraction:
The numerator of the fraction is the number of days that elapse between January 1, 2015 and the date on which Employee has a Qualifying Change in Control Termination, dies or becomes Disabled. The denominator of the fraction is 1,826.
The Pro Rata Performance Share Award, less any Performance Shares previously paid to Employee pursuant to Section 3(b) (Performance Share Award – Accelerated Vesting), shall be paid to Employee within sixty (60) days following the date of her Qualifying Change in Control Termination, death or Disability. Payments of the Pro Rata Performance Share Award will be made in the form of Stock of PNMR.
9.    Clawback.
The Performance Share Award and the Pro Rata Performance Share Award are subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or PNMR policy. Employee hereby agrees to return the full amount required by applicable law or PNMR policy.

10.    Binding Nature of Agreement.
This Agreement will be binding upon and inure to the benefit of Employee and PNMR, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee.
11.    Severability.
If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same will in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
12.    Amendment or Waiver.
No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Employee and an authorized officer of PNMR. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of any other condition or provision at any time.
13.    Governing Law.
This Agreement will be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of New Mexico.
14.    Entire Agreement.
This Agreement embodies the entire agreement of the Parties respecting the payment of a Performance Share Award to Employee as described in this Agreement.
15.    Further Assurances.
Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement.
16.    Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
17.    Dispute Resolution.
Any dispute over this Agreement must first be submitted in writing to the Committee, within ten (10) days of Employee becoming aware of the dispute. The Committee will issue a written decision on the dispute within ten (10) days of receipt. If Employee disagrees with the decision, Employee may appeal to the Board within ten (10) days of receipt of the decision. The

Board will issue its decision on the appeal within ten (10) business days of receipt of the appeal. The decision of the Board shall be final and binding on all Parties to this Agreement.
18.    Section 409A Compliance.
(a)    Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.
(b)    No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.
(c)    Compliant Operation and Interpretation. This Agreement shall be administered in accordance with Section 409A or an exception thereto, and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto. Although this Agreement has been designed to comply with Section 409A or to fit within an exception to the requirements of Section 409A, PNMR specifically does not warrant such compliance. Employee remains solely responsible for any adverse tax consequences imposed upon him by Section 409A.
IN WITNESS WHEREOF, PNMR and Employee have caused this Agreement to be executed as of the date set forth below.
PNM RESOURCES, INC

By:	/s/ Patrick V. Apodaca
Its: SVP and General Counsel
3/4/15
Date
Patricia K. Collawn
Employee’s Name (printed)
/s/ Patricia K. Collawn
Employee’s Signature
3/4/15
Date

Appendix A

Performance Goal for December 31, 2019 Retention Date
Achieve a three percent (3%) compounded annual rate of earnings growth between 1/1/2015 to 12/31/2019. Earnings growth between 1/1/2015 and 12/31/2019 will be calculated by measuring the compounded annual growth rate by dividing the Earnings Per Share (as defined below) as of December 31, 2019 by the Earnings Per Share (as defined below) as of December 31, 2014. The resulting earnings growth multiple will then be multiplied to the 1/5 power and subtract 1. The calculation would be as follows: [(2019 Earnings Per Share/2014 Earnings Per Share) ^ (1/5)] – 1.
Earnings Per Share for the performance period noted above will be defined as follows: Equals PNMR’s diluted EPS for the fiscal year ending December 31, 2014 and 2019 calculated in accordance with Generally Accepted Accounting Principles and reported in PNMR’s Form 10-K for PNM Resources adjusted to exclude the following items: (1) mark-to-market impact of economic hedges or changes to the liabilities associated with surface and underground mine decommissioning costs that are attributable solely to changes in the discount rates used to measure those liabilities during the relevant performance period, (2) regulatory disallowances, (3) net change in unrealized impairments of nuclear decommissioning trust securities, (4) gains or losses on reacquired debt, (5) goodwill or other intangible impairments, (6) impacts of acquisition and disposition activities, (7) adoption of a new accounting pronouncement or a change in the interpretation of an existing accounting standard, (8) the loss, impairment, or write-up of any deferred tax asset or liability that was earned and recognized in prior tax year, but that must be revalued in the current year due to a current year change in state or federal tax law, (9) judgments entered or settlements reached in litigation or other regulatory proceedings, (10) costs associated with process improvement initiatives, and (11) gains and losses from investments held in PNMR’s unregulated subsidiary, Avistar. Diluted EPS expands on basic EPS by including the dilutive effect of common stock equivalents such as stock options and restricted stock awards.

A-1

Performance Deliverables for Accelerated Vested as of December 31, 2017
Achieve a three percent (3%) compounded annual rate of earnings growth between 1/1/2015 to 12/31/2017. Earnings growth for the period between 1/1/2015 and 12/31/2017 will be calculated by measuring the compounded annual growth rate by dividing the Earnings Per Share (as defined below) as of December 31, 2017 by the Earnings Per Share (as defined below) as of December 31, 2014. The resulting earnings growth multiple will then be multiplied to the 1/3 power and subtract 1. The calculation would be as follows: [(2017 Earnings Per Share/2014 Earnings Per Share) ^ (1/3)] – 1.
Earnings Per Share for the performance period noted above will be defined as follows: Equals PNMR’s diluted EPS for the fiscal year ending December 31, 2014 and 2017 calculated in accordance with Generally Accepted Accounting Principles and reported in PNMR’s Form 10-K for PNM Resources adjusted to exclude the following items: (1) mark-to-market impact of economic hedges or changes to the liabilities associated with surface and underground mine decommissioning costs that are attributable solely to changes in the discount rates used to measure those liabilities during the relevant performance period, (2) regulatory disallowances, (3) net change in unrealized impairments of nuclear decommissioning trust securities, (4) gains or losses on reacquired debt, (5) goodwill or other intangible impairments, (6) impacts of acquisition and disposition activities, (7) adoption of a new accounting pronouncement or a change in the interpretation of an existing accounting standard, (8) the loss, impairment, or write-up of any deferred tax asset or liability that was earned and recognized in prior tax year, but that must be revalued in the current year due to a current year change in state or federal tax law, (9) judgments entered or settlements reached in litigation or other regulatory proceedings, (10) costs associated with process improvement initiatives and (11) gains and losses from investments held in PNMR’s unregulated subsidiary, Avistar. Diluted EPS expands on basic EPS by including the dilutive effect of common stock equivalents such as stock options and restricted stock awards.

A-2